UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/11/2008

Ruth's Chris Steak House, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    Ruth's Chris Steak House, Inc. issued a press release on February 11, 2008 announcing that it has appointed Robert M. Vincent as Executive Vice President and Chief Financial Officer, effective March 17, 2008, and that Thomas J. Pennison Jr., former Senior Vice President and Chief Financial Officer, who previously announced that he would leave to pursue other business and personal interests in his home state of Louisiana, will continue to consult with the Registrant through the transition.

        Since April of 2000, Mr. Vincent served as Executive Vice President-Finance, Chief Financial Officer and Treasurer at Uno Restaurant Holdings Corporation, a casual dining restaurant chain with more than 200 company-owned and franchised full service units, with locations in 30 states and internationally. He also served as Senior Vice President-Finance, Chief Financial Officer and Treasurer, and Vice President-Finance and Controller of Uno Restaurant Holdings Corporation since joining the company in 1992. During his tenure, Mr. Vincent directed all financial and administrative activity and managed strategy, finance and accounting for the company's growth from approximately 70 restaurants to more than 200.

        Mr. Vincent has no family relationships with any of the executive officers or directors of the Company, nor has Mr. Vincent engaged in any related party transaction with the Registrant of the kind required to be disclosed pursuant to Item 404 of Regulation S-K.   A copy of the press release announcing Mr. Vincent's appointment is attached as Exhibit 99.1.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Chris Steak House, Inc.

Date: February 11, 2008	By:	/s/ Thomas J. Pennison Jr
Thomas J. Pennison Jr
Chief Financial Officer, Senior Vice President and Asst. Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued by Ruth's Chris Steak House, Inc. dated February 11, 2008